Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number (Deal): 25179UAH8

CREDIT AGREEMENT

Dated as of December 16, 2013

among

DEVON ENERGY CORPORATION

as Borrower

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent

and

THE OTHER LENDERS PARTY HERETO

BARCLAYS BANK PLC and GOLDMAN SACHS BANK USA,

Documentation Agents

BANK OF AMERICA, N.A., BANK OF MONTREAL,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,

CITIBANK, N.A., CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

JPMORGAN CHASE BANK, N.A., ROYAL BANK OF CANADA,

THE ROYAL BANK OF SCOTLAND PLC, UBS AG, STAMFORD BRANCH and

WELLS FARGO BANK, N.A.,

Managing Agents

MORGAN STANLEY SENIOR FUNDING, INC.

Sole Lead Arranger and Sole Bookrunner

i

7.05.	Enforceable Obligations.	41
7.06.	Full Disclosure.	41
7.07.	Litigation.	41
7.08.	ERISA Plans and Liabilities.	41
7.09.	Environmental and Other Laws.	41
7.10.	Material Subsidiaries.	42
7.11.	Use of Proceeds; Margin Stock.	42
7.12.	Government Regulation.	42
7.13.	Solvency.	42
7.14.	No Material Adverse Effect.	42
7.15.	OFAC.	42
7.16.	Anti-Corruption.	42
7.17.	Money Laundering and Counter-Terrorist Financing Laws.	42
ARTICLE 8. AFFIRMATIVE COVENANTS		43
8.01.	Payment and Performance.	43
8.02.	Books, Financial Statements and Reports.	43
8.03.	Other Information and Inspections.	45
8.04.	Notice of Material Events.	45
8.05.	Maintenance of Properties.	46
8.06.	Maintenance of Existence and Qualifications.	46
8.07.	Payment of Taxes, etc.	46
8.08.	Insurance.	46
8.09.	Compliance with Law.	46
8.10.	Environmental Matters.	46
8.11.	Use of Proceeds.	46
8.12.	Additional Guarantors.	47
ARTICLE 9. NEGATIVE COVENANTS OF BORROWERS		47
9.01.	Indebtedness.	47
9.02.	Limitation on Liens.	48
9.03.	Fundamental Changes.	49
9.04.	[Reserved].	49
9.05.	Transactions with Affiliates.	49
9.06.	Sanctions.	49
9.07.	Prohibited Contracts.	49
9.08.	Funded Debt to Total Capitalization.	50
ARTICLE 10. EVENTS OF DEFAULT AND REMEDIES		50
10.01.	Events of Default.	50
10.02.	Remedies Upon Event of Default.	51
10.03.	[Reserved].	52
10.04.	Application of Funds Received from the Borrower.	52
10.05.	Application of Funds Received under Guaranties.	52
ARTICLE 11. ADMINISTRATIVE AGENT		53
11.01.	Appointment and Authority.	53
11.02.	Rights as a Lender.	53
11.03.	Exculpatory Provisions.	53
11.04.	Reliance by the Administrative Agent.	54
11.05.	Delegation of Duties.	54
11.06.	Resignation of Administrative Agent.	54
11.07.	Non-Reliance on Administrative Agent and Other Lenders.	55
11.08.	Indemnification of Administrative Agent, Etc.	55
11.09.	Administrative Agent May File Proofs of Claim.	56

11.10.	Guaranty Matters.	56
11.11.	Arrangers and Managers.	57
ARTICLE 12. MISCELLANEOUS		57
12.01.	Amendments, Etc.	57
12.02.	Notices and Other Communications; Facsimile Copies.	58
12.03.	No Waiver; Cumulative Remedies; Enforcement.	60
12.04.	Attorney Costs and Expenses.	60
12.05.	Indemnification by the Borrower.	61
12.06.	[Reserved].	61
12.07.	Waiver of Consequential Damages, Etc.	61
12.08.	Payments Set Aside.	62
12.09.	Successors and Assigns.	62
12.10.	Confidentiality.	66
12.11.	Bank Accounts; Offset.	66
12.12.	Interest Rate Limitation.	67
12.13.	Counterparts.	67
12.14.	Integration.	67
12.15.	Survival of Representations and Warranties.	67
12.16.	Severability.	67
12.17.	Replacement of Lenders.	68
12.18.	Governing Law.	69
12.19.	WAIVER OF RIGHT TO TRIAL BY JURY.	69
12.20.	Electronic Execution of Assignments and Certain Other Documents.	70
12.21.	USA PATRIOT Act Notice.	70
12.22.	No Advisory or Fiduciary Responsibility.	70
12.23.	[Reserved].	71
12.24.	ENTIRE AGREEMENT.	71

SCHEDULES

2.01	Commitments and Pro Rata Shares
7	Disclosure Schedule
7.04	Material Debt Agreements
12.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Solvency Certificate
C	[Reserved]
D-1	3-Year Tranche Loan Note
D-2	5-Year Tranche Loan Note
E	Compliance Certificate
F	Assignment and Assumption
G	Guaranty of Devon Financing LLC
H	Forms of U.S. Tax Compliance Certificates

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of December 16, 2013, among DEVON ENERGY CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

The Borrower has requested that the Lenders provide a term loan credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1.

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2013 Notes” has the meaning specified in the definition of Transactions.

“3-Year Tranche Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01(a), in an aggregate principal amount not to exceed the amount set forth opposite such Lenders’ name on Schedule 2.01 under the heading “3-Year Tranche Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“3-Year Tranche Lender” means a Lender that has a 3-Year Tranche Commitment or holds a 3-Year Tranche Loan.

“3-Year Tranche Loan” means a Loan made by a Lender to the Borrower under Section 2.01(a).

“5-Year Tranche Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount not to exceed the amount set forth opposite such Lenders’ name on Schedule 2.01 under the heading “5-Year Tranche Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“5-Year Tranche Lender” means a Lender that has a 5-Year Tranche Commitment or holds a 5-Year Tranche Loan.

“5-Year Tranche Loan” means a Loan made by a Lender to the Borrower under Section 2.01(b).

“5-Year Tranche Loan Repayment Amount” has the meaning specified in Section 2.05.

“5-Year Tranche Loan Repayment Date” has the meaning specified in Section 2.05.

“Acquired Business” means all of the issued and outstanding member interests of GeoSouthern DeWitt Properties, LLC, a Texas limited liability company, GeoSouthern Lavaca Properties, LLC, a Texas limited liability company, Eagle Ford Field Services, LLC, a Delaware limited liability company, and GeoSouthern South Texas Services, LLC, a Texas limited liability company.

“Acquired Business Material Adverse Effect” means, with respect to the Acquired Business, any circumstance, change or effect that is materially adverse to the business, operations, results of operations or financial condition of the Acquired Business taken as a whole, but shall exclude any circumstance, change, or effect resulting or arising from: (i) any change in general conditions in the industries or markets in which the Acquired Business operates, or any change in financial or securities markets or the economy in general; (ii) any adverse change, event, or effect on the global, national, or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the US federal government or any default on the debt obligations of any sovereign entity; (iv) effects of weather, meteorological events, natural disasters or other acts of God, other than any such effects that involve the physical destruction of the Company Assets; (v) changes in Law or GAAP, or the interpretation thereof; (vi) the entry into or announcement of the Acquisition Agreement, the identity of Buyer as purchaser of the Interests under the Acquisition Agreement, actions taken or omitted to be taken at the explicit request of Buyer or with the consent of Buyer (in respect of such actions requested or consented to by the Buyer, provided that such actions will not be included in this clause (vi) if the consent or request in respect of such action is materially adverse to the interests of the Lenders, unless the Arranger consents to such request or consent hereunder), or the consummation of the transactions contemplated by the Acquisition Agreement (provided that this clause (vi) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Section 3.1(c) and Section 4.2 of the Acquisition Agreement); (vii) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (vii) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in an Acquired Business Material Adverse Effect); or (viii) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business consistent with ordinary, prudent and customary practices in the oil and natural gas exploration and production industry; except to the extent such circumstance, change or effect resulting or arising from clauses (i), (ii), (iii), (iv) or (v) above materially and disproportionately affects the Acquired Business relative to other participants in the industries in which the Acquired Business participates. In determining whether any circumstance, change or effect that results in a Purchase Price Adjustment constitutes an Acquired Business Material Adverse Effect, the amount of such Purchase Price Adjustment shall be taken into account as a deduct from the consequences of the circumstance, change or effect being considered hereunder. Capitalized terms in this definition and not defined herein shall have the meaning assigned thereto in the Acquisition Agreement.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Subsidiary of such specified Person, including and together with, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any assets acquired by such specified Person and existing at the time of such acquisition, and any refinancing of the foregoing indebtedness on similar terms, taking into account current market conditions.

“Acquisition” means the Borrower’s direct or indirect acquisition of the Acquired Business in accordance with the terms of the Acquisition Agreement.

“Acquisition Agreement” means that certain Purchase and Sale Agreement, dated as of November 20, 2013, among GeoSouthern Intermediate Holdings, LLC, GeoSouthern Energy Corporation and Devon Energy Production Company, L.P.

“Acquisition Agreement Representations” means the representations made by or on behalf of the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent the Borrower has (or its applicable Affiliate has) the right to terminate its obligations under the Acquisition Agreement (or the right not to consummate the Acquisition) as a result of a breach of such representations in the Acquisition Agreement.

“Act” has the meaning specified in Section 12.21.

“Administrative Agent” means MSSF in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning specified in Section 12.02(c).

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of MSSF in its capacity as the Administrative Agent, Morgan Stanley Bank, N.A. and Morgan Stanley & Co. LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Credit Agreement.

“Applicable Rate” means, from time to time, the number of Basis Points per annum, based upon the Debt Rating as set forth below:

Debt Rating	Applicable Margin
	3-Year Tranche Loans		5-Year Tranche Loans
	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans
Pricing Level I: ≥ A- / A3	12.5 bps	112.5 bps	25 bps	125 bps
Pricing Level II: ≥ BBB+ / Baa1	25 bps	125 bps	37.5 bps	137.5 bps
Pricing Level III: ≥ BBB / Baa2	37.5 bps	137.5 bps	50 bps	150 bps
Pricing Level IV: ≥ BBB- / Baa3	50 bps	150 bps	62.5 bps	162.5 bps
Pricing Level V: ≤ BB+ / Ba1	62.5 bps	162.5 bps	75 bps	175 bps

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level V being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply.

Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” has the meaning specified in Section 12.09(g).

“Arranger” means MSSF.

“Assignee Group” has the meaning specified in Section 12.09(g).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.

“Attorney Costs” means and includes all fees, expenses and disbursements of one law firm.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate from time to time plus 50 Basis Points, (b) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate, and (c) the one-month Eurodollar Rate plus 100 Basis Points.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basis Point” means one one-hundredth of one percent (0.01%).

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Materials” has the meaning specified in Section 8.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and Tranche and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in U.S. Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of either of the following events: (i) any Person (or syndicate or group of Persons which is deemed a “person” for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than a Shareholder Controlled Person, acquires more than fifty percent (50%) of the Voting Stock of the Borrower, or (ii) during any period of twelve successive months a majority of the Persons who were directors of the Borrower at the beginning of such period or who were appointed, elected or nominated by a majority of such directors cease to be directors of the Borrower, unless such cessation results from death or permanent disability or relates to a voluntary reduction by Borrower of the number of directors that comprise the board of directors of the Borrower. As used in this definition, (i) the term “Voting Stock” means with respect to any Person, the outstanding stock of such Person having ordinary voting power (disregarding changes in voting power based on the occurrence of contingencies) for the election of directors; and (ii) the term “Shareholder Controlled Person” means a Person as to which more than fifty percent (50%) of the Voting Stock is owned by Persons who owned more than fifty percent (50%) of the Voting Stock of the Borrower immediately before any acquisition described in clause (i) of this definition.

“Closing Date” means the first date all the conditions precedent in Section 6.02 are satisfied (or waived in accordance with Section 12.01), as notified by the Administrative Agent to the Borrower and the Lenders.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means as to each Lender, such Lender’s 3-Year Tranche Commitment and 5-Year Tranche Commitment in the amounts set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, and designated as such Lender’s “3-Year Tranche Commitment” or “5-Year Tranche Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compensation Period” has the meaning specified in Section 4.05(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Assets” means the total assets of the Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Borrower prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of the Restricted Subsidiaries.

“Consolidated Net Worth” means the Borrower’s consolidated shareholder’s equity. Consolidated Net Worth shall be calculated excluding non-cash write-downs and related charges which are required under Rule 4-10 (Financial Accounting and Reporting for Oil and Gas Producing Activities Pursuant to the Federal Securities Laws and the Energy Policy and Conservation Act of 1975) of Regulation S-X, promulgated by SEC regulation, or by GAAP.

“Consolidated Total Funded Debt” means the sum of (i) the consolidated Indebtedness of the Borrower and its Subsidiaries referred to in clauses (a), (b), (c), (d) and (e) of the definition of “Indebtedness” in Section 1.01, plus (ii) all Swap Funded Debt, plus (iii) all Synthetic Lease Funded Debt.

As used in this definition, (1) the term “Swap Funded Debt” means, in the event that an Early Termination Date (as defined in the applicable Swap Contract) has occurred under a Swap Contract resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined), and the Uncontested Portion of the Swap Termination Value for such Swap Contract that has not been paid within sixty (60) days after the date when due exceeds $150,000,000, the amount of such Uncontested Portion; and (2) the term “Synthetic Lease Funded Debt” means, in the event that the Borrower or any Subsidiary (A) has failed to pay when due any Synthetic Lease Obligation, or (B) has failed to observe or perform any other agreement or condition relating to any Synthetic Lease Obligation, or any other event or condition occurs that permits the holders thereof to demand prepayment or redemption, and the holder or holders thereof have demanded or caused such Synthetic Lease Obligation to become due or to be prepaid or redeemed (automatically or otherwise), prior to its stated maturity and the aggregate Uncontested Portion of the Attributable Indebtedness with respect to such Synthetic Lease Obligations of the Borrower and its Subsidiaries that has not been paid within 60 days after the date when due exceeds $150,000,000, the amount of such Uncontested Portion.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Crosstex Entities” means New Public Rangers, L.L.C. and its subsidiaries (including Crosstex Energy, Inc. and Crosstex Energy, L.P. and their respective subsidiaries), together with any successor entities of any of the foregoing.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any requisite notice and the passage of any requisite periods of time, would be an Event of Default.

“Defaulting Lender” means, subject to Section 4.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or (except with respect to Export Development Canada) writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.10(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory that is the subject of any Sanction.

“Devon Canada” means Devon Canada Corporation, a Nova Scotia unlimited company.

“Devon Financing LLC” means Devon Financing Company, L.L.C., a Delaware limited liability company (successor to Devon Financing Corporation, U.L.C.).

“Devon Financing LLC Guaranty” means the Guaranty made by Devon Financing LLC, substantially in the form of Exhibit G.

“Devon NEC” means Devon NEC Corporation, a Nova Scotia unlimited company.

“Devon Oklahoma” means Devon Energy Corporation (Oklahoma), an Oklahoma corporation, formerly known as Devon Energy Corporation, an Oklahoma corporation.

“Disclosure Report” means a written notice given by a Responsible Officer of the Borrower to all Lenders or a certificate given by a Responsible Officer of the Borrower under Sections 8.02(a) and (b).

“Disclosure Schedule” means Schedule 7 to this Agreement.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Effective Date” means the first date all the conditions precedent in Section 6.01 are satisfied (or waived in accordance with Section 12.01), as notified by the Administrative Agent to the Borrower and the Lenders.

“Eligible Assignee” has the meaning specified in Section 12.09(g).

“Environmental Laws” means any and all Federal, state, provincial, tribal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London interbank offered rate (“USD LIBOR”), as published on Page LIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period provided that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum reasonably determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to USD LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 10.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 12.17) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means the Credit Agreement, effective as of October 24, 2012, among the Borrower, Devon NEC, Devon Canada, Bank of America, N.A., as administrative agent, L/C issuer, Canadian swing line lender, and U.S. swing line lender, and a syndicate of lenders.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” has the meaning specified in Section 7.16.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated November 20, 2013, between the Borrower and MSSF.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“Foreign Lender” means a Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” has the meaning specified in Section 12.09(g).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such

Indebtedness or other obligation is assumed by such Person, exclusive, in each case, of endorsements in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranties” means, collectively, the Devon Financing LLC Guaranty and any other guaranty made by a Guarantor in favor of the Administrative Agent for the benefit of the Lenders (and which shall be in a form substantially similar to the Devon Financing LLC Guaranty). “Guaranty” means any one of the Guaranties individually.

“Guarantors” means Devon Financing LLC and any other entity that may become a guarantor hereunder pursuant to Section 8.12. “Guarantor” means any one of the Guarantors individually.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(c) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(d) capital leases, but excluding customary oil, gas or mineral leases entered into in the ordinary course of business;

(e) all obligations with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment);

(f) all direct or contingent obligations of such Person arising under standby letters of credit and bankers’ acceptances;

(g) net obligations of such Person under any Swap Contract;

(h) Synthetic Lease Obligations; and

(j) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of Indebtedness of any Person with respect to Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject shall be equal, to the extent such Indebtedness is otherwise non-recourse to such Person, to the lesser of the fair market value of the property or assets subject to such Lien and the amount of the Indebtedness secured.

“Indemnified Liabilities” has the meaning specified in Section 12.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 12.05.

“Information” has the meaning specified in Section 12.10.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Loan is disbursed, converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurodollar Rate Loan, that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” and “Lenders” have the meanings specified in the preamble hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a 3-Year Tranche Loan or a 5-Year Tranche Loan extended by a Lender to the Borrower under Article 2.

“Loan Documents” means this Agreement, each Note, the Fee Letter and the Guaranties.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” means “margin stock” as defined in Reg U.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its payment obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means a Subsidiary of the Borrower which owns Assets having a book value that exceeds ten percent (10%) of the book value of the Borrower’s Consolidated Assets. As used in this definition “Assets” of a Subsidiary means assets of such Subsidiary that are included in the Borrower’s Consolidated Assets.

“Maturity Date” means (a) in the case of 3-Year Tranche Loans, the third anniversary of the Closing Date, and (b) in the case of 5-Year Tranche Loans, the fifth anniversary of the Closing Date.

“Maximum Rate” has the meaning specified in Section 12.12.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“MSSF” means Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions or has any liability, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D-1, in the case of 3-Year Tranche Loans, and substantially in the form of Exhibit D-2, in the case of 5-Year Tranche Loans.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.17).

“Outside Date” means June 30, 2014.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, occurring on such date.

“Participant” has the meaning specified in Section 12.09(d).

“Participant Register” has the meaning specified in Section 12.09(d).

“Permitted Assignees” means Persons (i) that are lenders under the Existing Credit Agreement as of November 20, 2013 and (ii) that the Borrower and the Arranger have agreed to in writing on or prior to November 20, 2013.

“Permitted Liens” means:

(a) Liens for taxes, assessments or governmental charges which are not due or delinquent, or the validity of which any Restricted Person shall be contesting in good faith; provided such Restricted Person shall have made adequate provision therefor in accordance with GAAP;

(b) the Lien of any judgment rendered, or claim filed, against any Restricted Person which does not constitute an Event of Default and which such Restricted Person shall be contesting in good faith; provided such Restricted Person shall have made adequate provision therefor in accordance with GAAP;

(c) Liens, privileges or other charges imposed or permitted by law such as statutory liens and deemed trusts, carriers’ liens, builders’ liens, materialmens’ liens and other liens, privileges or other charges of a similar nature which relate to obligations not due or delinquent, including any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension, employment and similar laws or regulations;

(d) Liens arising in the ordinary course of and incidental to construction, maintenance or current operations which have not been filed pursuant to law against any Restricted Person or in respect of which no steps or proceedings to enforce such lien have been initiated or which relate to obligations which are not due or delinquent or if due or delinquent, which such Restricted Person shall be contesting in good faith; provided such Restricted Person shall have made adequate provision therefor in accordance with GAAP;

(e) Liens incurred or created in the ordinary course of business and in accordance with sound oil and gas industry practice in respect of the exploration, development or operation of oil and gas properties or related production or processing facilities or the transmission of petroleum substances as security in favor of any other Person conducting the exploration, development, operation or transmission of the property to which such Liens relate, for any Restricted Person’s portion of the costs and expenses of such exploration, development, operation or transmission, provided that such costs or expenses are not due or delinquent or, if due or delinquent, which such Restricted Person shall be contesting in good faith; provided such Restricted Person shall have made adequate provision therefor in accordance with GAAP;

(f) overriding royalty interests, net profit interests, reversionary interests and carried interests or other similar burdens on production in respect of any Restricted Person’s oil and gas properties that are entered into with or granted to arm’s length third parties in the ordinary course of business and in accordance with sound oil and gas industry practice in the area of operation;

(g) Liens for penalties arising under non-participation provisions of operating agreements in respect of any Restricted Person’s oil and gas properties if such Liens do not materially detract from the value of any material part of the property of the Restricted Persons taken as a whole;

(h) easements, rights-of-way, servitudes, zoning or other similar rights or restrictions in respect of land held by any Restricted Person (including, without limitation, rights-of-way and servitudes for railways, sewers, drains, pipe lines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) which, either alone or in the aggregate, do not materially detract from the value of such land or materially impair its use in the operation of the business of the Restricted Persons taken as a whole;

(i) security given by the Restricted Persons to a public utility or any Governmental Authority when required by such public utility or Governmental Authority in the ordinary course of the business of the Restricted Persons in connection with operations of the Restricted Persons if such security does not, either alone or in the aggregate, materially detract from the value of any material part of the property of the Restricted Persons taken as a whole;

(j) the right reserved to or vested in any Governmental Authority by the terms of any lease, license, grant or permit or by any statutory or regulatory provision to terminate any such lease, license, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(k) all reservations in the original grant of any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title;

(l) any Lien from time to time disclosed by any Restricted Person to the Administrative Agent which is consented to by the Required Lenders;

(m) any right of first refusal in favor of any Person granted in the ordinary course of business with respect to all or any of the oil and gas properties of any Restricted Person;

(n) Liens on cash or marketable securities of any Restricted Persons granted in connection with any Swap Contract permitted under this Agreement;

(o) Liens in respect of Indebtedness permitted by Sections 9.01(b), 9.01(f), 9.01(h) and Indebtedness permitted to be secured by Section 9.01(c);

(p) Liens in favor of the Administrative Agent for the benefit of the Lenders;

(q) Liens to collateralize moneys held in a cash collateral account by a lender in respect of the prepayment of bankers’ acceptances, letters of credit or similar obligations accepted or issued by such lender but only if at the time of such prepayment no default or event of default has occurred and is continuing under the credit facility pursuant to which the bankers’ acceptances or letters of credit have been accepted or issued;

(r) purchase money Liens upon or in any tangible personal property and fixtures (including real property surface rights upon which such fixtures are located and contractual rights and receivables relating to such property) acquired by any Restricted Person in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property, including any Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of any such acquisition);

(s) the rights of buyers under production sale contracts related to any Restricted Person’s share of petroleum substances entered into in the ordinary course of business, provided that the contracts create no rights (including any Lien) in favor of the buyer or any other Person in, to or over any reserves of petroleum substances or other assets of any Restricted Person, other than a dedication of reserves (not by way of Lien or absolute assignment) on usual industry terms;

(t) Liens arising in respect of operating leases of personal property under which any Subsidiaries of the Borrower that are incorporated or organized in Canada or one of the provinces thereof, are lessees;

(u) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary, is merged into or amalgamated or consolidated with the Borrower or any Restricted Subsidiary, provided, such Liens were in existence prior to the contemplation of such stock acquisition, merger, amalgamation or consolidation and do not extend to any assets other than those of the Person so acquired or merged into or amalgamated or consolidated with the Borrower or any Restricted Subsidiary;

(v) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the preceding paragraphs (a) to (u) inclusive of this definition, so long as any such extension, renewal or replacement of such Lien is limited to all or any part of the same property that secured the Lien extended, renewed or replaced (plus improvements on such property), the indebtedness or obligation secured thereby is not increased (except for the purpose of paying any prepayment premium or any fees and expenses incurred in connection with any such extension, renewal or replacement) and such Lien is otherwise permitted by the applicable section above;

(w) Liens on Margin Stock;

(x) Liens securing obligations permitted by Section 9.01(n) on assets of the Restricted Subsidiaries which have incurred such obligations;

(y) Liens on the assets of the Crosstex Entities securing obligations permitted by Section 9.01(o); and

(z) in addition to Liens permitted by clauses (a) through (y) above, Liens on property or assets if the aggregate liabilities secured thereby do not exceed three and one half percent (3.5%) of Consolidated Assets.

provided that nothing in this definition shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by the Administrative Agent or any Lender that the Indebtedness subject to or secured by any such Permitted Lien ranks (apart from the effect of any Lien included in or inherent in any such Permitted Liens) in priority to the Obligations.

“Person” means any natural person, corporation, limited liability company, unlimited company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 8.02.

“Prime Rate” has the meaning specified in the definition of “Base Rate”.

“Pro Rata Share” means, with respect to each Lender of any Tranche at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is either (x) the amount of the undrawn Commitment of such Tranche and such Lender at such time or (y) the aggregate outstanding principal amount of the Loans of such Tranche and such Lender at such time, and the denominator of which is either (x) the aggregate amount of the undrawn Commitments of such Tranche at such time or (y) the aggregate outstanding principal amount of the Loans of such Tranche at such time, in each case as the context may require.

“Public Investor” has the meaning specified in Section 8.02.

“Public Lender” has the meaning specified in Section 8.02.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reg U” means Regulation U promulgated by the Board of Governors of the Federal Reserve System.

“Register” has the meaning specified in Section 12.09(c).

“Related Parties” has the meaning specified in Section 12.09(g).

“Removal Effective Date” has the meaning specified in Section 11.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Loan” means with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Commitments or Loans or, if the Commitment of each Lender to make Loans have been terminated pursuant to Section 10.02, Lenders holding in the aggregate more than 50% of the Total Outstandings. The Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning set forth in Section 11.06(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, executive vice president, vice president — accounting, vice president — corporate finance, vice president — finance, or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Restricted Person” means any of the Borrower and the Restricted Subsidiaries.

“Restricted Subsidiary” means each of Devon NEC, Devon Canada, Devon Oklahoma, Devon Financing LLC and any other Material Subsidiary of the Borrower.

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Sanction(s)” means any economic sanction administered or enforced by OFAC or other relevant sanctions authorities in the jurisdictions in which any Loan Party or any Subsidiary operates.

“SDN LIST” means the list of Specially Designated Nationals and Blocked Persons maintained by OFAC.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Filings” has the meaning specified in Section 7.06.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Specified Representations” means the representations and warranties contained in Sections 7.02, 7.03, 7.04, 7.05, 7.11, 7.12 and 7.13.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited company, or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that (a) associations, joint ventures or other relationships (i) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (ii) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (iii) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties, transportation and related facilities and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be “Subsidiaries” of such Person, and (b) associations, joint ventures or other relationships (i) which are not corporations or partnerships under applicable provincial Law, and (ii) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties, transportation and related facilities and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be “Subsidiaries” of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), other than obligations under (i) the Production Platform Lease Agreement 2002-1, dated as of June 27, 2002, between Devon Energy Production Company, L.P., an Oklahoma limited partnership and successor by merger to Devon Louisiana Corporation (“DEPCO”), as lessee, and Ocean Energy/Boomvang Platform Statutory Trust 2002-1, a Delaware statutory business trust, as lessor, the Operative Documents (as defined therein) and the Other Operative Documents (as defined therein), (ii) the Production Platform Lease Agreement 2002-2, dated as of June 27, 2002, between DEPCO, as lessee, and Ocean Energy/Boomvang Platform Statutory Trust 2002-2, a Delaware statutory business trust, as lessor, the Operative Documents (as defined therein) and the Other Operative Documents (as defined therein), (iii) the Production Platform Lease Agreement 2002-1, dated as of January 29, 2002, between Devon Louisiana, as lessee, and Ocean Energy/Nansen Platform Statutory Trust 2002-1, a Delaware statutory business trust, as lessor, the Operative Documents (as defined therein) and the Other Operative Documents (as defined therein), and (iv) the Production Platform Lease Agreement 2002-2, dated as of January 29, 2002, between DEPCO, as lessee, and Ocean Energy/Nansen Platform Statutory Trust 2002-2, a Delaware statutory business trust, as lessor, the Operative Documents (as defined therein) and the Other Operative Documents (as defined therein), in each case, as amended, supplemented, amended and restated, refinanced or replaced from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA; or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; or (c) a complete or partial withdrawal by any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; or (d) the filing of a notice of intent to terminate any ERISA Plan or Multiemployer Plan or the treatment of any ERISA Plan amendment or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; or (e) the institution of proceedings to terminate any ERISA Plan or Multiemployer Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA; or (f) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan or Multiemployer Plan.

“Threshold Amount” means at any time, the greater of $250,000,000 and 2.5% of Consolidated Net Worth determined as of the end of the most recent Fiscal Quarter.

“Total Capitalization” means the sum (without duplication) of (i) Consolidated Total Funded Debt plus (ii) the Borrower’s consolidated shareholder’s equity. Total Capitalization shall be calculated excluding non-cash write-downs and related charges which are required under Rule 4-10 (Financial Accounting and Reporting for Oil and Gas Producing Activities Pursuant to the Federal Securities Laws and the Energy Policy and Conservation Act of 1975) of Regulation S-X promulgated by SEC Regulation, or by GAAP.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Tranche” means (a) when used with reference to Loans, refers to whether such Loans are 3-Year Tranche Loans or 5-Year Tranche Loans, (b) when used with reference to Commitments, refers to whether such Commitments are 3-Year Tranche Commitments or 5-Year Tranche Commitments and (c) when used with reference to Lenders, refers to whether such Lenders are 3-Year Tranche Lenders or 5-Year Tranche Lenders.

“Transactions” means the Acquisition, this Agreement, the issuance of at least $2,250,000,000 gross proceeds from the issuance by the Borrower of unsecured debt securities (the “2013 Notes”) and the transactions contemplated by or related to the foregoing (including the payment of fees and expenses in connection therewith).

“Type” means with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Uncontested Portion” means, with respect to any Swap Termination Value or any Synthetic Lease Obligation, the amount thereof that is not being contested by the Borrower or one of its Subsidiaries diligently in good faith.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is not a Restricted Subsidiary.

“U.S. Dollar” and “$” mean lawful money of the United States.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 5.01(e)(ii)(B)(3).

“Workout Attorney Costs” has the meaning specified in Section 12.04.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(vi) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Borrower); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE 2.

COMMITMENTS AND CREDIT EXTENSION

2.01. Loans.

(a) Subject to the terms and conditions set forth herein, each 3-Year Tranche Lender severally agrees to make a 3-Year Tranche Loan in U.S. Dollars to the Borrower in a single borrowing on the Closing Date, in an aggregate amount not to exceed the amount of such 3-Year Tranche Lender’s 3-Year Tranche Commitment at such time. Each 3-Year Tranche Lender’s 3-Year Tranche Commitment shall automatically be reduced by the amount of each 3-Year Tranche Loan made by such Lender, such reduction to be effective immediately following the making of such 3-Year Tranche Loan by such Lender. Any undrawn 3-Year Tranche Commitments shall be reduced to $0 immediately following the funding of the 3-Year Tranche Loans on the Closing Date.

(b) Subject to the terms and conditions set forth herein, each 5-Year Tranche Lender severally agrees to make a 5-Year Tranche Loan in U.S. Dollars to the Borrower in a single borrowing on the Closing Date, in an aggregate amount not to exceed the amount of such 5-Year Tranche Lender’s 5-Year Tranche Commitment at such time. Each 5-Year Tranche Lender’s 5-Year Tranche Commitment shall automatically be reduced by the amount of each 5-Year Tranche Loan made by such Lender, such reduction to be effective immediately following the making of such 5-Year Tranche Loan by such Lender. Any undrawn 5-Year Tranche Commitments shall be reduced to $0 immediately following the funding of the 5-Year Tranche Loans on the Closing Date.

The Commitments are not revolving in nature, and amounts borrowed under this Section 2.01 and repaid under Section 2.06 or 2.07 may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to (except as provided in Section 5.03) the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans, (ii) two Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (iii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Eurodollar Rate Loans with an Interest Period of one month. Any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 6.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.03. [Reserved]

2.04. [Reserved]

2.05. Amortization. The Borrower shall repay to the Administrative Agent, in U.S. Dollars for the ratable benefit of the 5-Year Tranche Lenders, on the last Business Day of each March, June,

September and December, occurring after the third anniversary of the Closing Date and prior to the Maturity Date for 5-Year Tranche Loans (each, a “5-Year Tranche Loan Repayment Date”), a principal amount of the 5-Year Tranche Loans equal to the product of (x) the aggregate principal amount of 5-Year Tranche Loans outstanding immediately after the Borrowing of 5-Year Tranche Loans on the Closing Date multiplied by (y) (A) 5.0%, in the case of 5-Year Tranche Loan Repayment Dates after the third anniversary of the Closing Date and on or before the fourth anniversary of the Closing Date and (B) 12.5%, in the case of 5-Year Tranche Loan Repayment Dates after the fourth anniversary of the Closing Date (each amount, an “5-Year Tranche Loan Repayment Amount”).

2.06. Prepayments; Termination or Reduction of Commitments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) and Tranche of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each voluntary prepayment of 5-Year Tranche Loans pursuant to this Section 2.06(a) shall be applied to the remaining 5-Year Tranche Loan Repayment Amounts in the direct order of maturity or, if none are remaining, to the 5-Year Tranche Loans outstanding. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 5.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) The Borrower may, upon notice to the Administrative Agent, terminate the Commitments, or from time to time permanently reduce the Commitments of any Tranche; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. two Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and, once terminated, a Commitment may not be reinstated. Each voluntary reduction of the Commitments pursuant to this Section 2.06(b) up to $250,000,000 shall be applied at the Borrower’s discretion, and thereafter shall be applied ratably to the 3-Year Tranche Commitments and the 5-Year Tranche Commitments and will be applied pro rata to the outstanding Commitments of each Lender under the applicable Tranche. The Administrative Agent will promptly notify the Lenders of the affected Tranche(s) of any such notice of termination or reduction of the Commitments. Any reduction of the Commitments shall be applied to the Commitment of each Lender according to such Lender’s Pro Rata Share. All fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

(c) The Commitments under this Agreement shall terminate on the earlier of (i) the Closing Date (in accordance with Section 2.01), (ii) the Outside Date and (iii) the date of abandonment of the Acquisition or the termination of the obligations of the applicable Subsidiary of the Borrower under the Acquisition Agreement to consummate the Acquisition.

2.07. Repayment of Loans. The Borrower shall repay to each Lender on the applicable Maturity Date the aggregate principal amount of its Loans and all other Obligations owing to such Lender outstanding on such date.

ARTICLE 3.

[RESERVED]

ARTICLE 4.

GENERAL PROVISIONS APPLICABLE TO SENIOR CREDIT FACILITY

4.01. Interest on Loans.

(a) Subject to the provisions of subsection (c) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) [Reserved]

(c) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the rate two percent (2%) above the rate that was applicable to such Loan before a principal payment on such Loan became past due, to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal the Base Rate plus two percent (2%) to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

4.02. Fees.

(a) Commitment Fee.

(i) The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to 0.20% per annum times the actual daily amount of the Commitments.

(ii) [Reserved]

(iii) The commitment fees referred to in clause (a)(i) above shall accrue beginning on the Effective Date up to but excluding the earlier of (x) the termination of the Commitments and (y) the Closing Date, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the last day of the accrual period described above.

(b) [Reserved]

(c) Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

4.03. Computation of Interest and Fees on Loans. All computations of interest for Base Rate Loans based on the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest on Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 4.05(a), bear interest for one day.

4.04. Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained with respect to the Borrower by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

4.05. Payments Generally.

(a) All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent or the Administrative Agent’s office, as applicable, will promptly distribute to each applicable Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each applicable Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 4, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article 6 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.08 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation and to make any payment under Section 11.08 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.08.

(f) [Reserved]

(g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

4.06. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (i) notify the Administrative Agent of such fact, and (ii) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the applicable purchasing Lender under any of the circumstances described in Section 12.08 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from the other Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.11) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this subsection and will in each case notify the applicable Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this subsection shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

4.07. [Reserved]

4.08. [Reserved]

4.09. [Reserved]

4.10. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.01.

(ii) [Reserved]

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 4.02(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will fund its full Pro Rata Share of the Loans requested by the Borrower but not funded by such Lender or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

4.11. [Reserved]

ARTICLE 5.

TAXES, YIELD PROTECTION AND ILLEGALITY

5.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Loan Party or the Administrative Agent shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 5.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 5.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.09(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 5.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.01(e)(ii)(A), 5.01(e)(ii)(B) and 5.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 5.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 5.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 5.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 5.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

5.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender (a) to make or continue Eurodollar Rate Loans, or (b) to convert (i) Base Rate Loans to Eurodollar Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, (a) convert all Eurodollar Rate Loans of such Lender to Base Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

5.03. Inability to Determine Rates. If the Administrative Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the

Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

5.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender determines that as a result of a Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes, (ii) Taxes described in clause (a) of the definition of Excluded Taxes to the extent resulting from changes in tax rates, and Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (iii) Connection Income Taxes, and (iv) reserve requirements contemplated by Section 5.04(c)), then from time to time within 20 days following delivery by such Lender of a certificate described in Section 5.06 (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that a Change in Law regarding capital adequacy or liquidity or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction. With respect to amounts requested for Changes in Law resulting in increased costs or changes in capital adequacy requirements as set forth in Sections 5.04(a) and (b), any Lender seeking such amounts shall only be entitled to such amounts as such Lender is generally seeking from similarly situated borrowers in comparable credit facilities; provided that nothing herein shall be construed to require any Lender to disclose the identity of such other borrowers or to disclose any confidential information about its other customers to the Borrower.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

5.05. Compensation for Losses. Within 20 days following delivery by any Lender of a certificate described in Section 5.06, upon demand of such Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 12.17;

excluding any loss of anticipated profits but including any actual loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

5.06. Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article 5 and setting forth the additional amount or amounts to be paid to it hereunder and the basis and calculation thereof shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. The Borrower may reasonably request copies of documentation supporting such methods.

(b) Upon any Lender’s making a claim for compensation under Section 5.01 or 5.04 or providing a notice under Section 5.02, the Borrower may replace such Lender in accordance with Section 12.17.

(c) Notwithstanding any other provision of this Agreement to the contrary, the Borrower shall not be under any obligation to compensate the Administrative Agent or any Lender under Section 5.01, 5.04 or 5.05 with respect to any request to be compensated for any losses, costs, expenses or other amounts relating to any period prior to the date that is 180 days prior to such request if such Lender or the Administrative Agent, as the case may be, knew of the circumstances giving rise to such losses, costs, expenses or amounts.

5.07. Mitigation Obligations. If any Lender requests compensation under Section 5.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.04 or Section 5.01, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

5.08. Survival. All of the Borrower’s obligations under this Article 5 shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE 6.

CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS

6.01. Conditions to Effectiveness of this Agreement. This Agreement is being executed and delivered on the Effective Date and shall become effective upon the satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of (A) this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower and (B) the Guaranties;

(ii) [Reserved];

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certificates as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing and in good standing issued by appropriate public officials of the jurisdiction of such Loan Party’s organization or formation;

(v) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request; and

(vi) a certificate signed by a Responsible Officer of the Borrower certifying the representations and warranties of the Borrower and each other Loan Party which are contained in Article 7 and the Guaranties shall be true and correct in all material respects on and as of the

Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, provided that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(b) All documentation and other information as the Lenders may require in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Act, shall have been delivered 3 Business Days prior to the Effective Date to the extent requested by the Lenders not less than 7 Business Days prior to the Effective Date.

(c) [Reserved]

(d) Any fees required to be paid on or before the Effective Date for which invoices have been presented at least 3 Business Days prior to the Effective Date shall have been paid on or before the Effective Date.

(e) The Borrower shall have paid all reasonable and documented Attorney Costs of the Administrative Agent to the extent invoiced at least three Business Days prior to the Effective Date.

Without limiting the generality of the provisions of the last paragraph of Section 11.03, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

6.02. Conditions to Loans. The obligations of each Lender to honor a Request for Loan on the Closing Date are subject to the occurrence of the Effective Date and the satisfaction of the following conditions precedent:

(a) (i) The Acquisition shall have been, or concurrently with the funding Loans under this Agreement shall be, consummated in accordance with the terms of the Acquisition Agreement and (ii) no provision of the Acquisition Agreement, in the form of the final Acquisition Agreement dated November 20, 2013 and provided to the Arranger on such date, shall have been waived, amended, supplemented or otherwise modified, and no consent or request by the Borrower or any of its Subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders without the Arranger’s prior written consent.

(b) The Arranger shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the three most recent years ended on or prior to the date that is 90 days prior to the Closing Date, and unaudited consolidated balance sheets and related statements of income, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date, in each case prepared in conformity with GAAP; (ii) if, and to the extent required by Rule 3-05 and Article 11 of Regulation S-X, audited consolidated annual financial statements of the Acquired Business, as well as unaudited interim consolidated financial statements (which shall have been reviewed by the independent accountants for the Acquired Business as provided in Statement on Auditing Standards No. 100) prepared in accordance with GAAP; and (iii) customary pro forma financial statements, which in each case meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder and required to be included in a Registration Statement under such Act on Form S-1; provided, however, if such information is filed by the Borrower with the SEC and publicly available, the conditions set forth in this Section 6.02(b) shall be deemed satisfied.

(c) The Lenders, the Administrative Agent, MSSF and the Arranger shall have received all fees required to be paid, and all expenses required to be paid (including pursuant to the Fee Letter) for which invoices have been presented at least 3 Business Days prior to the Closing Date, on or before the Closing Date.

(d) The Administrative Agent, on behalf of the Lenders, shall have received a certificate in the form of Exhibit B hereto from the chief financial officer of the Borrower demonstrating solvency (on a consolidated basis) of the Borrower and its Subsidiaries as of the Closing Date on a pro forma basis for the Transactions.

(e) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that:

(i) there shall exist no Default or Event of Default under this Agreement on the Closing Date relating to (a) a breach of Sections 9.01, 9.02 or 9.03, (b) a breach of Section 9.08, (c) Section 10.01(e)(i) (to the extent such Default or Event of Default results in acceleration of the referenced Indebtedness), Section 10.01(e)(iii) (to the extent such Default or Event of Default results in acceleration of the referenced Indebtedness in an aggregate amount in excess of $150,000,000 constituting principal or interest) and Section 10.01(e)(ii) (in each case under this clause (c) to the extent it constitutes a Material Adverse Effect) and (d) Section 10.01(h)(i) and (ii);

(ii) the Specified Representations of the Borrower shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, provided that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(iii) the Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, provided that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(iv) there has not occurred since January 1, 2013 any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, an Acquired Business Material Adverse Effect.

(f) The Administrative Agent shall have received (i) a Request for Loan in accordance with the requirements hereof and (ii) the Closing Date shall have occurred on or prior to the Outside Date.

A Request for Loan (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the representations and warranties contained in Article 7 are true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, provided that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided further that, for the avoidance of doubt, nothing in this paragraph shall be deemed a condition precedent to the obligations of each Lender to honor a Request for Loan on the Closing Date.

6.03. Confirmation of Conditions to Effectiveness of the Agreement. The Administrative Agent shall provide prompt written notice to the Borrower and the Lenders of the satisfaction (or waiver) of the conditions precedent set forth in Section 6.01 and the effectiveness of this Agreement.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES

To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, the Borrower represents and warrants to each Lender on the Effective Date and on the Closing Date with respect to all of the following matters that:

7.01. No Default. No event has occurred and is continuing which constitutes a Default.

7.02. Organization and Good Standing. Each Restricted Person is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States or Canada where the failure to so qualify would have a Material Adverse Effect.

7.03. Authorization. The Borrower has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The Borrower is duly authorized to make Borrowings hereunder.

7.04. No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not conflict with any provision of (A) any Law, (B) the Organizational Documents of any Restricted Person, (C) the material debt agreements listed on Schedule 7.04 hereto or (D) any agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person, unless with respect to clause (A) and clause (D) above such conflict would not reasonably be expected to have a Material Adverse Effect, or result in the acceleration of any Indebtedness owed by any Restricted Person which would reasonably be expected to have a Material Adverse Effect, or result in or require the creation of any Lien upon any assets or properties of any Restricted Person which would reasonably be expected to have a Material Adverse Effect, except as expressly contemplated or permitted in the Loan Documents. Except as expressly contemplated in the Loan Documents no consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents, unless failure to obtain such consent, approval, authorization or order or provide such notice or filing would not reasonably be expected to have a Material Adverse Effect.

7.05. Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by applicable Debtor Relief Laws.

7.06. Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or when taken together with all reports, statements, schedules and other information included in filings made by the Borrower and its Subsidiaries with the SEC (collectively, “SEC Filings”) omits to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) that has not been disclosed in the SEC Filings or a Disclosure Report to each Lender in writing which would reasonably be expected to have a Material Adverse Effect.

7.07. Litigation. Except as disclosed in the SEC Filings or in the Disclosure Schedule or a Disclosure Report there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against any Restricted Person before any Governmental Authority which would reasonably be expected to have a Material Adverse Effect, and there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Restricted Person which would reasonably be expected to have a Material Adverse Effect.

7.08. ERISA Plans and Liabilities. All ERISA Plans and Multiemployer Plans existing as of the date hereof are listed in the Disclosure Schedule. Except as disclosed in the Disclosure Schedule, in the SEC Filings or a Disclosure Report, no Termination Event when taken together with all other Termination Events, would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Annual Report on Form 10K or the Quarterly Report on Form 10Q of the Borrower filed with the SEC, (i) no “at-risk status” (as defined in Section 430(i)(4) of the Internal Revenue Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, (ii) the total amount of withdrawal liability that would be incurred by all ERISA Affiliates upon their complete withdrawal from all Multiemployer Plans would not reasonably be expected to exceed the Threshold Amount, and (iii) the total present value of all unfunded benefit liabilities within the meaning of Title IV of ERISA of all ERISA Plans (based upon the actuarial assumptions used to fund each such ERISA Plan) did not, as of the respective annual valuation dates for the most recently ended plan year of each such ERISA Plan, exceed the Threshold Amount.

7.09. Environmental and Other Laws. Except as disclosed in the Disclosure Schedule, Restricted Persons are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in compliance with all licenses and permits required under any such Laws, unless failure to so comply would not reasonably be expected to have a Material Adverse Effect; none of the operations or properties of any Restricted Person is the subject of federal, state, provincial, tribal, local or foreign investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials, unless such remedial action would not reasonably be expected to have a Material Adverse Effect; and no Restricted Person (and to the best knowledge of the Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person, unless such release, storage or disposal would not reasonably be expected to have a Material Adverse Effect.

7.10. Material Subsidiaries. As of the date hereof, the Borrower does not have any Material Subsidiary except those listed in the Disclosure Schedule, and the Borrower owns, directly or indirectly, the equity interest in each of its Material Subsidiaries which is indicated in the Disclosure Schedule.

7.11. Use of Proceeds; Margin Stock. The proceeds of the Loans will be used to consummate the Acquisition and to pay related fees and expenses, and not in contravention of any Law or of any Loan Document. The Borrower is not engaged or will not engage, principally or as one of its important activities, in extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Reg U).

7.12. Government Regulation. No Restricted Person owing Obligations is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

7.13. Solvency. Upon giving effect to the Borrower’s incurrence of the Loans hereunder and the issuance of the Notes, the execution of each Loan Document by the Borrower and the consummation of the Transactions (including the transactions contemplated hereby), the Borrower will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws).

7.14. No Material Adverse Effect. There has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.15. OFAC. Neither the Borrower nor any Subsidiary of the Borrower, nor any director or officer of the Borrower or Subsidiary of the Borrower, (i) is, or is owned or controlled by a Person that is, currently the target of any Sanctions, or (ii) is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been or will be used by the Borrower, directly or indirectly, or lent, contributed, provided or otherwise made available by the Borrower to fund any activity or business in or with any Designated Jurisdiction or with any Person that is the target of any Sanctions, including any Person on the SDN List, or that would cause a violation of the Sanctions by any Person participating in the Loans (whether as lender, underwriter, advisor, investor, or otherwise).

7.16. Anti-Corruption. No part of the proceeds of the Loans will be used by the Borrower directly or indirectly for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”).

7.17. Money Laundering and Counter-Terrorist Financing Laws. The Borrower and each Subsidiary of the Borrower is in compliance in all material respects with the Act, to the extent applicable.

ARTICLE 8.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or interest thereon or fee owed hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall cause each applicable Restricted Subsidiary to, comply with the following covenants:

8.01. Payment and Performance. The Borrower will pay all amounts due and payable by it under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant and term in the Loan Documents applicable to it. The Borrower will cause each other Restricted Person to observe, perform and comply with every such term and covenant in any Loan Document applicable to it.

8.02. Books, Financial Statements and Reports. Each Restricted Person will at all times maintain full and accurate books of account and records. The Borrower will furnish the following statements and reports to the Administrative Agent at the Borrower’s expense:

(a) Within five (5) Business Days of being filed with the SEC, and in any event within ninety (90) days after the end of each Fiscal Year, complete consolidated financial statements of the Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by KPMG, or other independent certified public accountants selected by the Borrower and reasonably acceptable to the Administrative Agent, stating that such consolidated financial statements have been so prepared. These financial statements shall contain a consolidated balance sheet as of the end of such Fiscal Year and consolidated statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year. In addition, together with each such set of financial statements, the Borrower will furnish to the Administrative Agent a Compliance Certificate signed by a Responsible Officer of the Borrower, stating that such financial statements are accurate and complete, stating that such Person has reviewed or caused to be reviewed the Loan Documents, containing all calculations required to be made to show compliance or non-compliance with the provisions of Section 9.08 at the end of such Fiscal Quarter, and further stating that to such Person’s best knowledge there is no condition or event at the end of such Fiscal Year or at the time of such certificate which constitutes a Default or, if a Default exists, specifying the nature and period of existence of any such condition or event.

(b) Within five (5) Business Days of being filed with the SEC, and in any event within forty-five (45) days after the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending on March 31, 2014, the Borrower’s consolidated and consolidating balance sheet and income statement as of the end of such Fiscal Quarter and a consolidated statement of cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. In addition the Borrower will, together with each such set of financial statements, furnish a Compliance Certificate signed by a Responsible Officer of the Borrower stating that such financial statements are accurate and complete (subject to normal year-end adjustments), stating that such Person has reviewed or caused to be reviewed the Loan Documents, containing all calculations required to be made by the Borrower to show compliance or non-compliance with the provisions of Section 9.08 and further stating that to such Person’s best knowledge there is no condition or event at the end of such Fiscal Quarter or at the time of such certificate which constitutes a Default or if a Default exists, specifying the nature and period of existence of any such condition or event.

(c) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by the Borrower to its stockholders and all registration statements, periodic reports and other statements and schedules filed by the Borrower with any securities exchange, the SEC or any similar Governmental Authority, including any information or estimates with respect to the Borrower’s oil and gas business (including its exploration, development and production activities) which are required to be furnished in the Borrower’s annual report pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

Documents required to be delivered pursuant to this Section 8.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by this Section 8.02 to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Person’s securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding any provision or implication herein to the contrary, no Borrower shall be under any obligation to mark the Borrower Materials “PUBLIC”.

The Borrower shall be deemed to have satisfied their respective obligations hereunder to provide notices and information to the Lenders by providing such notices and information to the Administrative Agent for distribution to the Lenders.

8.03. Other Information and Inspections. Each Restricted Person will furnish to each Lender any information which Administrative Agent may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with such Persons’ businesses and operations. Each Restricted Person will permit representatives appointed by the Administrative Agent (including independent accountants, auditors, agents, and attorneys) to visit and inspect upon prior written notice during normal business hours, at the Administrative Agent’s expense (except during the continuance of an Event of Default), any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to the Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives; provided that unless an Event of Default shall have occurred and be continuing, inspections of facilities and business assets (other than books and records) shall occur no more frequently than twice per calendar year.

8.04. Notice of Material Events. The Borrower will promptly notify each Lender in writing, stating that such notice is being given pursuant to this Agreement, of:

(a) the occurrence of any event which would have a Material Adverse Effect;

(b) the occurrence of any Default;

(c) the acceleration of the maturity of any Indebtedness for borrowed money owed by any Restricted Person having a principal balance of more than $150,000,000, or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such default would have a Material Adverse Effect;

(d) the occurrence of any Termination Event which could reasonably be expected to cause (i) the total amount of withdrawal liability that would be incurred by all ERISA Affiliates upon their complete withdrawal from all Multiemployer Plans to exceed the Threshold Amount, or (ii) the aggregate amount of unfunded liabilities with respect to ERISA Plans to exceed the Threshold Amount;

(e) any claim that has a reasonable possibility of resulting in liability equal to or greater than the Threshold Amount, any notice under any Environmental Laws that has a reasonable possibility of resulting in liability which exceeds such amount, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties;

(f) the filing of any suit or proceeding against any Restricted Person which might reasonably be expected to have a Material Adverse Effect;

(g) any announcement by Moody’s or S&P of any change in the Debt Rating; and

(h) any change in its Fiscal Year.

8.05. Maintenance of Properties. Each Restricted Person will maintain, preserve, protect, and keep all property used or useful in the conduct of its business in good condition, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.06. Maintenance of Existence and Qualifications. Subject to Section 9.03, the Borrower will maintain and preserve its existence; each other Restricted Person will maintain and preserve its existence except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect; and each Restricted Person will maintain its rights and franchises in full force and effect except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect and will qualify to do business in all states or jurisdictions where the failure so to qualify will have a Material Adverse Effect.

8.07. Payment of Taxes, etc. Each Restricted Person will timely file all required tax returns; timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; and maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as (i) it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor, or (ii) the failure to pay or discharge such tax (or file any return with respect thereto) would not reasonably be expected to result in a Lien that would violate Section 9.02.

8.08. Insurance. Each Restricted Person will keep or cause to be kept insured in accordance with industry standards by financially sound and reputable insurers, its surface equipment and other property of a character usually insured by similar Persons engaged in the same or similar businesses.

8.09. Compliance with Law. Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

8.10. Environmental Matters.

(a) Each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect, unless such failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly furnish to the Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by the Borrower, or of which it has notice, pending or threatened against any Restricted Person, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business which has a reasonable possibility of resulting in a liability or claim in excess of the Threshold Amount.

8.11. Use of Proceeds. The Borrower shall use the proceeds of the Loans to consummate the Acquisition and to pay related fees and expenses, and not in contravention of any Law or of any Loan Document. If proceeds of the Loans are used for a purpose which is governed by Reg U, the Borrower shall comply with Reg U in all respects.

8.12. Additional Guarantors. To the extent the Borrower designates any Domestic Subsidiary as a guarantor under the Existing Credit Agreement (or the credit facility or related credit facilities that refinance or replace at least a majority of the commitments outstanding at the time of the refinancing or replacement of the Existing Credit Agreement), it shall cause such Domestic Subsidiary to (a) become a Guarantor hereunder by executing and delivering to the Administrative Agent a guaranty substantially in the form of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Administrative Agent, with respect to such Guarantor, documents of the types referred to in clauses (iii) and (iv) of Section 6.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in the preceding clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

ARTICLE 9.

NEGATIVE COVENANTS OF BORROWERS

So long as any Lender shall have any Commitment hereunder, any Loan or interest thereon or any fee hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

9.01. Indebtedness. No Restricted Subsidiary will in any manner owe or be liable for Indebtedness except:

(a) the Obligations;

(b) capital lease obligations (excluding oil, gas or mineral leases) entered into in the ordinary course of such Restricted Subsidiary’s business in arm’s length transactions on market terms (including rate) and conditions in all respects, provided that such capital lease obligations required to be paid in any Fiscal Year do not in the aggregate exceed $100,000,000 for all Restricted Subsidiaries;

(c) unsecured Indebtedness owed among the Borrower and its Subsidiaries, excluding any Indebtedness owed by a Restricted Subsidiary to an Unrestricted Subsidiary that has been transferred, assigned or pledged to a Person other than the Borrower or a Subsidiary of the Borrower; provided that Indebtedness owed by any such Subsidiary to the Borrower may be secured by any and all assets of such Subsidiary;

(d) guaranties by one Restricted Subsidiary of liabilities owed by another Restricted Person, if such liabilities either are not Indebtedness or are allowed under subsections (a), (b) or (c) of this Section 9.01;

(e) Indebtedness of the Restricted Subsidiaries for plugging and abandonment bonds or for letters of credit issued in place thereof which are required by regulatory authorities in the area of operations, and Indebtedness of the Restricted Subsidiaries for other bonds or letters of credit which are required by such regulatory authorities with respect to other normal oil and gas operations;

(f) non-recourse Indebtedness as to which no Restricted Person provides any guaranty or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as a guarantor or otherwise); provided, that after giving effect to such Indebtedness outstanding from time to time, the Borrower is not in violation of Section 9.08;

(g) [Reserved]

(h) Acquired Debt;

(i) Indebtedness under Swap Contracts;

(j) Indebtedness relating to the surety bond and letter of credit obligations (including replacements thereof) listed on the Disclosure Schedule and Indebtedness relating to the undrawn amount of surety bonds and letters of credit (exclusive of the surety bonds and letter of credit obligations listed on the Disclosure Schedule and replacements thereof) incurred in the ordinary course of business not to exceed 2% of Consolidated Assets at any time;

(k) Indebtedness owed by Devon Financing LLC, including Indebtedness of Devon Financing LLC with respect to guaranties of Indebtedness of the Borrower, to the extent the Borrower is in compliance with the terms of Section 9.08 at the time such guaranties are executed and delivered, provided that the Devon Financing LLC Guaranty remains valid, binding and enforceable obligations of Devon Financing LLC or, if the Devon Financing LLC Guaranty has been terminated, a replacement guaranty agreement on the same terms is executed by Devon Financing LLC and delivered to the Administrative Agent, pursuant to this Agreement (along with documents with respect to Devon Financing LLC similar to those specified in clauses (iii) and (iv) of Section 6.01(a));

(l) Indebtedness outstanding on the Effective Date or thereafter incurred pursuant to funding commitments in existence on the Effective Date and listed in the Disclosure Schedule, as the same may be amended, supplemented or modified from time to time or extended, renewed, restructured, refinanced or replaced, so long as no Restricted Subsidiary increases (except for the purpose of paying any prepayment premium or any fees and expenses incurred in connection with such extension, renewal, restructuring, refinancing or replacement) the aggregate principal amount thereof for which such Restricted Subsidiary (or any other Restricted Subsidiary) is then or may thereafter become liable;

(m) Indebtedness of Restricted Subsidiaries that are Guarantors to the extent the Borrower is in compliance with the terms of Section 9.08 at the time such Indebtedness is incurred;

(n) Indebtedness of the Restricted Subsidiaries owed to a Guarantor arising under securities purchase or repurchase agreements between such Persons, which relate to securities evidencing equity interests in the Subsidiaries;

(o) Indebtedness of the Crosstex Entities that is nonrecourse to the Borrower or any of its Restricted Subsidiaries (other than to the Crosstex Entities), as the same may be amended, supplemented or modified from time to time or extended, renewed, restructured, refinanced or replaced; and

(p) miscellaneous items of Indebtedness of all Restricted Subsidiaries not otherwise permitted in subsections (a) through (o) which do not exceed at any one time an aggregate outstanding amount equal to the greater of $800,000,000 and five percent (5%) of Consolidated Net Worth determined as of the end of the most recent Fiscal Quarter.

9.02. Limitation on Liens. Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

9.03. Fundamental Changes. The Borrower shall not liquidate or dissolve, consolidate with or merge or amalgamate with or into any other Person or convey, transfer or lease its properties and assets substantially as an entirety unless:

(a) (i) in the case of a merger or amalgamation, the Borrower is the surviving entity; or

(b) the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation, partnership, limited liability company or trust, shall (x) be organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, (y) (A) have non-credit enhanced, senior unsecured long-term Indebtedness rated “investment grade” by S&P or Moody’s (or, in the event the Borrower did not have non-credit enhanced, senior unsecured long-term Indebtedness rated “investment grade” by S&P or Moody’s immediately preceding such transaction, such Person shall have non-credit enhanced, senior unsecured long-term Indebtedness that is not rated lower by S&P or Moody’s than S&P’s or Moody’s ratings, respectively, of the Borrower’s non-credit enhanced, senior unsecured long-term Indebtedness immediately preceding such transaction), or (B) (1) have been formed solely for the purpose of effecting a change in the domicile of the Borrower by merger and (2) after giving effect to such merger, satisfy the requirements of clause (y)(A), and (z) expressly assume, by an agreement supplemental hereto, executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, the obligations of the Borrower hereunder, including the due and punctual payment of the principal of and interest on all the Loans and the performance of every covenant of this Agreement on the part of the Borrower to be performed or observed; and

(c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

9.04. [Reserved]

9.05. Transactions with Affiliates. No Restricted Person will engage in any material transaction with any of its Affiliates on terms which are less favorable in any material respect to it than those which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions among the Borrower and its Subsidiaries (including such transactions among such Subsidiaries).

9.06. Sanctions. Permit any Loan or the proceeds of any Loan, directly or indirectly, to be used, lent, contributed or otherwise made available by the Borrower to fund any activity or business in or with any Designated Jurisdiction or with any Person that is the target of any Sanctions, including any Person on the SDN List, or that would cause a violation of the Sanctions by any Person participating in the Loans (whether as lender, underwriter, advisor, investor, or otherwise).

9.07. Prohibited Contracts. Except as expressly provided in the Loan Documents and documents and instruments evidencing or governing Acquired Debt, no Restricted Person will, directly or indirectly, enter into any Contractual Obligation (other than this Agreement, any other Loan Document, the Bridge Credit Facility, any documentation evidencing the 2013 Notes, the Existing Credit Agreement and any replacements, renewals, refinancings of any of the foregoing that do not impose more restrictive limitations, taken as a whole) that limits the ability of any Subsidiary to make Restricted Payments to the Borrower or otherwise to transfer property to the Borrower, other than any limitation which would not be reasonably expected to materially impair the ability of the Borrower to perform its monetary obligations hereunder.

9.08. Funded Debt to Total Capitalization. The ratio of the Borrower’s Consolidated Total Funded Debt to the Borrower’s Total Capitalization will not exceed sixty-five percent (65%) at the end of any Fiscal Quarter.

ARTICLE 10.

EVENTS OF DEFAULT AND REMEDIES

10.01. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a) The Borrower or any Guarantor fails to pay any principal component of any Obligation payable by it when due and payable or fails to pay any interest thereon or fee payable by it within three (3) Business Days after the date when due and payable or fails to pay any other Obligation within ten (10) Business Days after the date when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b) Any “default” or “event of default” occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

(c) Any Restricted Person fails (other than as referred to in subsections (a) or (b) above) to (i) duly comply with Section 8.11 of this Agreement or (ii) duly observe, perform or comply with any other covenant, agreement, condition or provision of any Loan Document, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by the Administrative Agent to the Borrower;

(d) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person (i) in any Loan Document, any Request for Loan or the most recent Compliance Certificate delivered to the Administrative Agent, or (ii) in any other document furnished at any time under or in connection herewith or therewith that specifically states therein that such representations and warranties are being made for the benefit of the Lenders and the Administrative Agent, shall (in the case of any representation or warranty described in clause (i) or (ii) immediately preceding) prove to have been false or incorrect in any material respect on any date on or as of which made, provided that if such falsity or lack of correctness is capable of being remedied or cured within a 30-day period, the Borrower shall (subject to the other provisions of this Section 10.01) have a period of 30 days after written notice thereof has been given to the Borrower by the Administrative Agent within which to remedy or cure such falsity or lack of correctness; or this Agreement, any Note, or Guaranty executed by any Guarantor is asserted to be or at any time ceases to be valid, binding and enforceable in any material respect as warranted in Section 7.05 for any reason other than its release or subordination by the Administrative Agent;

(e) Any Restricted Person (i) fails to duly pay any Indebtedness in an aggregate amount in excess of $150,000,000 constituting principal or interest owed by it with respect to borrowed money or money otherwise owed under any note, bond, or similar instrument, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, other than a breach or default described in clause (i) above, and any such failure, breach or default under this clause (ii) results in the acceleration of such Indebtedness, or (iii) any Event of Default (as defined in the Existing Credit Agreement) shall have occurred and be continuing; provided that notwithstanding any provision of this subsection (e) to the contrary, to the extent that the terms of any such agreement or instrument governing the sale, pledge or disposal of Margin Stock or utilization of the proceeds of such Indebtedness in connection therewith would result in such acceleration and in a Default or an Event of Default under this Agreement, and would cause this Agreement or any Loan to be subject to the margin requirements or any other restriction under Reg U, then such acceleration shall not constitute a Default or Event of Default under this subsection (e);

(f) Either of the following occurs: (i) a Termination Event occurs and the total amount of withdrawal liability that would be incurred by all ERISA Affiliates upon their complete withdrawal from all Multiemployer Plans would reasonably be expected to exceed the Threshold Amount, or (ii) a Termination Event occurs and the total present value of all unfunded benefit liabilities within the meaning of Title IV of ERISA of all ERISA Plans (based upon the actuarial assumptions used to fund each such Plan) would reasonably be expected to exceed the Threshold Amount;

(g) Any Change of Control occurs;

(h) The Borrower, any Guarantor or any other Restricted Person having assets with a book value equal to or greater than the Threshold Amount:

(i) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property having a book value equal to or greater than the Threshold Amount is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(ii) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(iii) suffers a writ or warrant of attachment or similar process to be issued by any Governmental Authority against all or any part of its property having a book value equal to or greater than the Threshold Amount, and such writ or warrant of attachment or any similar process is not stayed or released within 30 days after the entry or levy thereof or after any stay is vacated or set aside; or

(iv) there is entered against any such Person a final judgment or order for the payment of money in an aggregate amount that exceeds (x) the valid and collectible insurance in respect thereof or (y) the amount of an indemnity with respect thereto reasonably acceptable to the Required Lenders by the Threshold Amount or more, unless the same is discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained.

10.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing after the Closing Date, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) [Reserved];

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) [Reserved]; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

10.03. [Reserved]

10.04. Application of Funds Received from the Borrower. After the exercise of remedies provided for in Section 10.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article 5) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article 5), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

10.05. Application of Funds Received under Guaranties. All amounts received by the Administrative Agent or any Lender under the Devon Financing LLC Guaranty or any other Guaranty shall be applied to the Obligations in the order provided in Section 10.04.

ARTICLE 11.

ADMINISTRATIVE AGENT

11.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints MSSF to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as third party beneficiaries of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

11.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.02 and 12.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.04. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

11.06. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, which at all times other than during the existence of an Event of Default shall be selected by the Borrower in its reasonable discretion in consultation with the Required Lenders. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the

Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor, which at all times other than during the existence of an Event of Default shall be selected by the Borrower in its reasonable discretion in consultation with the Required Lenders. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 5.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.08 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

11.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.08. Indemnification of Administrative Agent, Etc. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent or any Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it, provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such

Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent. As used in this Section 11.08, “Indemnified Liabilities” means, collectively, “Indemnified Liabilities” as defined in Section 12.05 and Section 12.06.

11.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 4.02 and 12.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.02 and 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

11.10. Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent to release, and the Administrative Agent shall release, any Guarantor from its obligations under its Guaranty if such Guarantor ceases to be a guarantor under the Existing Credit Agreement. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release such Guarantor from its obligations under the applicable Guaranty pursuant to this Section 11.10.

11.11. Arrangers and Managers. None of the Persons identified on the cover page or signature pages of this Agreement as a “sole lead arranger”, “sole bookrunner”, “documentation agent” or “managing agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of any such Person that is also a Lender, those applicable to all Lenders, as such. Without limiting the foregoing, none of the Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 12.

MISCELLANEOUS

12.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) [reserved];

(b) extend or increase the Commitment of any Lender without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest or fees due to any Lender or any scheduled or mandatory reduction of any Lender’s Commitments hereunder or under any other Loan Document without the written consent of such Lender;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan owed to any Lender, or (subject to clause (ii) of the second proviso to this Section 12.01) any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender; provided, however, that only the consent of the Required Lenders shall be necessary to waive or amend any obligation of the Borrower to pay interest at the rate provided herein for past due Obligations;

(e) change Section 4.06, Section 10.04 or Section 10.05 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release a Guarantor from its Guaranty without the written consent of each Lender, unless expressly permitted by Section 11.10 or the other Loan Documents; or

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (iii) no amendment, waiver or consent hereunder may affect one Tranche of the Lenders’ Loans or

Commitments more adversely vis-a-vis the other Tranche without the consent of the Lenders having more than a majority interest of the outstanding principal of Loans and Commitments of such adversely affected Tranche. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (y) the principal owing to such Lender may not be reduced or the final maturity thereof extended without the consent of such Lender, and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

12.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of the Agent-Related Persons (collectively, the “Agent Parties”), or any other Indemnitee have any liability to the Borrower, any other Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any transmission of the Borrower Materials or other information related to this Agreement or any other Loan Document through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party or other Indemnitee have any liability to the Borrower any other Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to the Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may

also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(f) Reliance by the Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on its behalf. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.03. No Waiver; Cumulative Remedies; Enforcement.

(a) No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 12.11 (subject to the terms of Section 4.06), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.06, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

12.04. Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable Attorney Costs (but not other costs of legal counsel), and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable Attorney Costs and Workout Attorney Costs (but no other costs of legal counsel). All amounts due under this Section 12.04 shall be payable within 30 Business Days after demand therefor (except to the extent payable on the Effective Date or the Closing Date, as applicable). The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations. As used in this section, “Workout Attorney Costs” means all fees, expenses and disbursements of one law firm for MSSF, and one other law firm for the other Lenders, if they deem reasonably necessary; provided that if Required Lenders reasonably determine that a conflict of interest exists with respect to any of such law firms, one additional law firm selected by Required Lenders.

12.05. Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent, each Lender and their respective Related Parties (in this section collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, and reasonable and documented costs, expenses and disbursements (including Attorney Costs, provided that in the case of an actual or potential conflict of interest the Borrower shall indemnify each affected Indemnitee for all fees, expenses and disbursements of one U.S. outside counsel for such affected Indemnitee) of any kind or nature whatsoever (other than those that are governed by Sections 5.01, 5.04 or 5.05, in which case those sections shall govern) which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby, (b) any Commitment or Loan accepted by a Lender hereunder or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (i) are determined by a court of competent jurisdiction by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or a material breach of any Loan Document by, such Indemnitee or (ii) arise from any loss asserted against such Indemnitee by another Indemnitee, except (A) in its capacity or in fulfilling its role as Administrative Agent, Joint Lead Arranger or any similar role under this Agreement or (B) that arise from any act or omission of the Borrower or any of its Affiliates. All amounts due under this Section 12.05 shall be payable within 30 Business Days after written demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

12.06. [Reserved]

12.07. Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Borrower, the Lenders, the Administrative Agent nor any of their respective Related Parties shall assert, and each hereby waives, and acknowledges that no other Person shall have, any claim against the Borrower, any Lender, the Administrative Agent or any of their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan

Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. This Section 12.07 shall not limit the Borrower’s indemnification obligations pursuant to Section 12.05, if any, to the extent such special, indirect, consequential or punitive damages are included in any third party claim.

12.08. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

12.09. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as permitted under Section 9.03, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender without the prior written consent of the Administrative Agent and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Subject to the following requirements of this Section 12.09, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section), no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each assignment, whether partial or entire, shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment or Loans assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (after the Closing Date, such consent not to be unreasonably withheld or delayed) shall be required; provided that, after the Closing Date, no such consent shall be required if (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, further, that prior to the Closing Date, no such consent shall be required with respect to assignments to Permitted Assignees and, provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received a written request for its consent to such assignment; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee (payable by the assignor Lender or the assignee Lender) in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to the Borrower or any Defaulting Lender. No such assignment shall be made (A) to the Borrower or the Borrower’s Affiliates or Subsidiaries (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.01, 5.04, 5.05, 12.04, 12.05 and 12.06 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the (and such agency being solely for tax purposes) Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.08 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agree that each Participant shall be entitled to the benefits of Sections 5.01, 5.04 and 5.05 through the participating Lender to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 5.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Sections 5.07 and 12.17 as if it were an assignee under paragraph (b) of this Section.

Each Lender that sells a participation agrees, at the Borrower’ request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.07 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.11 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.06 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 5.01, 5.04 or 5.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant or be entitled to the benefits of Section 12.11, unless the sale of the participation to such Participant is made with the Borrower’ prior written consent. A Participant that purchases a participation in a Lender’s Commitment and/or Loans that would be (i) a Foreign Lender or (ii) a Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (unless it is an exempt recipient (within the meaning of Treasury Regulations Section 1.6049-4(c), without regard to the third sentence of clause (1)(ii) of such Treasury Regulations)) if it were a Lender shall not be entitled to the benefits of Section 5.01 unless the Borrower are notified of the participation sold to such Participant and such Participant complies with Section 5.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Definitions. As used herein, the following terms have the following meanings:

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.09(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.09(b)(iii)).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

12.10. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) and that the Lender providing any such Information shall be responsible for the breach thereof by any such Person, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, shall notify the Borrower if disclosure of such Information is so required, to the extent it is not prohibited from doing so by any Law or such subpoena or legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower unless Administrative Agent or such Lender, as applicable, shall know that such source was required to keep such information confidential. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.11. Bank Accounts; Offset. The Borrower hereby agrees that each Lender shall have the right to offset (which shall be in addition to all other interests, liens and rights of any Lender at common Law, under the Loan Documents, or otherwise) (i) any and all moneys, securities or other property (and the proceeds therefrom) of the Borrower now or hereafter held or received by or in transit to any Lender for the account of the Borrower, (ii) any and all deposits (general or special, time or demand, provisional or final) of the Borrower with any Lender, (iii) any other credits and balances of the Borrower at any time existing against any Lender, including claims under certificates of deposit, and (iv) any indebtedness owed or payable by any Lender to the Borrower at any time against Obligations due to it that have not been paid when due. At any time and from time to time after the occurrence of any Event of Default and during the continuance thereof, each Lender is hereby authorized to offset against the Obligations then due and payable to it (in either case without notice to the Borrower), any and all items hereinabove referred to. To the extent that the Borrower has accounts designated as royalty or joint-interest owner accounts, the foregoing right of offset shall not extend to funds in such accounts which belong to, or otherwise arise from payments to the Borrower for the account of, third-party royalty or joint-interest owners. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

12.12. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.14. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

12.15. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.16. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.16, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

12.17. Replacement of Lenders. In the event that any Lender shall (i) claim payment of any amount pursuant to Section 5.01; (ii) claim any increased cost pursuant to Section 5.04 or the benefit of Section 5.02 or Section 5.03; (iii) become and continue to be a Defaulting Lender; or (iv) fail to consent to an election, consent, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of a greater percentage of the Lenders than the Required Lenders, and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, (a) the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its rights and obligations hereunder (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 12.09(b) to one or more Eligible Assignees procured by the Borrower, each of which shall assume a pro rata portion of the Commitment and the Loans of such replaced Lender and such Affiliate, if any; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 5.01, Section 5.02, Section 5.03 or Section 5.04, it shall be obligated to replace all Lenders that have made similar requests for compensation or benefit or sent similar notices, as applicable, pursuant to Section 5.01, Section 5.02, Section 5.03 or Section 5.04; or (b) the Borrower may, upon three Business Days’ notice to such Lender through the Administrative Agent, prepay in full all of the outstanding Loans of such Lender and all other Obligations owing to such Lender, or its assignee, together with accrued interest thereon to the date of prepayment and all other amounts owed by the Borrower to such Lender accrued to the date of prepayment, and concurrently therewith the Borrower may terminate the Commitment of such Lender by giving notice of such termination to the Administrative Agent and such Lender. Upon satisfaction of the requirements set forth above in clause (a) of the preceding sentence, payment to the Lender to be replaced of the purchase price in immediately available funds, and the payment by the Borrower of all requested costs accruing to the date of purchase which the Borrower are obligated to pay under Sections 5.01, 5.03 and 5.04 and all other amounts owed by the Borrower to such Lender (other than the principal of and interest on the Loan of such Lender, and accrued commitment fees, purchased by the Eligible Assignee), such Eligible Assignee shall constitute a “Lender” hereunder, and the Lender being so replaced shall no longer constitute a “Lender” hereunder, and its Commitment shall be deemed terminated. If, however, (x) the Eligible Assignee fails to purchase such rights and interest on such specified date in accordance with the terms of such offer, the Borrower shall continue to be obligated to pay amounts to such Lender pursuant to Section 5.01 or increased costs pursuant to Section 5.04, as the case may be, or (y) the Lender proposed to be replaced fails to consummate such purchase offer, the Borrower shall not be obligated to pay to such Lender such increased costs or additional amounts incurred or accrued from and after the date of such purchase offer. Each Lender agrees that, if necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 12.17, it shall promptly execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence the assignment; provided that the failure of any such Lender to execute an Assignment and Acceptance shall not render such assignment invalid and such assignment shall be recorded in the Register.

12.18. Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE INTERPRETATION OF THE DEFINITION OF “ACQUIRED BUSINESS MATERIAL ADVERSE EFFECT” AND THE “ACQUISITION AGREEMENT REPRESENTATIONS” FOR PURPOSES OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS; PROVIDED, FURTHER, THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.19. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE

WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.20. Electronic Execution of Assignments and Certain Other Documents. The words “execute”, “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.21. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide or cause to be provided all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

12.22. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger or any Lender has advised or is currently advising the Borrower, any other Loan Party or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger nor any Lender has any obligation, by reason of the transactions contemplated hereby or the process leading thereto, to disclose of any of such interests to the Borrower or the other Loan Parties; and (v) the Administrative Agent and the Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty arising out of or related to any of the transactions contemplated hereby or the process leading thereto.

12.23. [Reserved]

12.24. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DEVON ENERGY CORPORATION, as the Borrower

By:	/s/ Jeffrey A. Agosta
	Name:	Jeffrey A. Agosta
	Title:	Executive Vice President and
Chief Financial Officer

Signature Page

(Devon Credit Agreement)

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/ Anish M. Shah
	Name:	Anish M. Shah
	Title:	Authorized Signatory

Signature Page

(Devon Credit Agreement)

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Anish M. Shah
	Name:	Anish M. Shah
	Title:	Authorized Signatory

Signature Page

(Devon Credit Agreement)

Barclays Bank PLC, as a Lender

By:	/s/ Vanessa Kurbatskiy
	Name:	Vanessa Kurbatskiy
	Title:	Vice President

Signature Page

(Devon Credit Agreement)

Goldman Sachs Bank USA, as a Lender

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

Signature Page

(Devon Credit Agreement)

Bank of America, N.A., as a Lender

By:	/s/ Joseph Scott
	Name:	Joseph Scott
	Title:	Director

Signature Page

(Devon Credit Agreement)

Bank of Montreal, as a Lender

By:	/s/ Kevin Utsey
	Name:	Kevin Utsey
	Title:	Director

Signature Page

(Devon Credit Agreement)

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Mark Oberreuter
	Name:	Mark Oberreuter
	Title:	Vice President

Signature Page

(Devon Credit Agreement)

Canadian Imperial Bank of Commerce, New York Branch, as a Lender

By:	/s/ Trudy Nelson
	Name:	Trudy Nelson
	Title:	Authorized Signatory

By:	/s/ Daria Mahoney
	Name:	Daria Mahoney
	Title:	Authorized Signatory

Signature Page

(Devon Credit Agreement)

CITIBANK, N.A., as a Lender

By:	/s/ Eamon Baqui
	Name:	Eamon Baqui
	Title:	Vice President

Signature Page

(Devon Credit Agreement)

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Christopher Day
	Name:	Christopher Day
	Title:	Authorized Signatory

By:	/s/ Jean-Marc Vauclair
	Name:	Jean-Marc Vauclair
	Title:	Authorized Signatory

Signature Page

(Devon Credit Agreement)

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Robert Traband
	Name:	Robert Traband
	Title:	Managing Director

Signature Page

(Devon Credit Agreement)

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Jim Allred
	Name:	Jim Allred
	Title:	Authorized Signatory

Signature Page

(Devon Credit Agreement)

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ David Slye
	Name:	David Slye
	Title:	Authorised Signatory

Signature Page

(Devon Credit Agreement)

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Lana Gifas
	Name:	Lana Gifas
	Title:	Director

By:	/s/ Jennifer Anderson
	Name:	Jennifer Anderson
	Title:	Associate Director

Signature Page

(Devon Credit Agreement)

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Barry Parks
	Name:	Barry Parks
	Title:	Director

Signature Page

(Devon Credit Agreement)

The Bank of Nova Scotia, as a Lender

By:	/s/ Terry Donovan
	Name:	Terry Donovan
	Title:	Managing Director

Signature Page

(Devon Credit Agreement)

Compass Bank, as a Lender

By:	/s/ Kathleen J. Bowen
	Name:	Kathleen J. Bowen
	Title:	Senior Vice President

Signature Page

(Devon Credit Agreement)

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ James D. Weinstein
	Name:	James D. Weinstein
	Title:	Managing Director

Signature Page

(Devon Credit Agreement)

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Patrick Jeffrey
	Name:	Patrick Jeffrey
	Title:	Vice President

Signature Page

(Devon Credit Agreement)

Export Development Canada, as a Lender

By:	/s/ Arturo Polisena
	Name:	Arturo Polisena
	Title:	Senior Associate

By:	/s/ Christiane de Billy
	Name:	Christiane de Billy
	Title:	Senior Financing Manager

Signature Page

(Devon Credit Agreement)

UMB Bank, NA, as a Lender

By:	/s/ Frank A. Sewell IV
	Name:	Frank A. Sewell IV
	Title:	President, Oklahoma City

Signature Page

(Devon Credit Agreement)